Exhibit 5.1

Akerman Senterfitt

One Southeast Third Avenue

25th Floor

Miami, Florida  33131

Tel:  305.374.5600

Fax:  305.374.5095

December 16, 2011

FriendFinder Networks Inc.

6800 Broken Sound Parkway, Suite #200

Boca Raton, Florida  33487

Re:

Form S-1 Registration Statement of FriendFinder Networks Inc.

Ladies and Gentlemen:

We have acted as counsel to FriendFinder Networks Inc., a Nevada corporation (the "Company") and the Company's wholly-owned subsidiary, Interactive Networks, Inc., a Nevada corporation (the "Co-Issuer" and collectively with the Company, the "Issuers"), in connection with that certain Registration Statement on Form S-1, File No. 333-177360, as amended (the "Registration Statement"), filed by the Company and certain subsidiaries of the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the public resale of certain securities issued by the Company and the Co-Issuer: up to $235,331,887 aggregate principal amount of the Issuers’ 14% Senior  Secured Notes due 2013 (the "Senior Secured Notes"), up to $10,630,667 aggregate principal amount of the Issuers’ 14% Cash Pay Secured Notes due 2013 (the "Cash Pay Notes") and up to $344,469,891 aggregate principal amount of the Issuers’ 11.5% Convertible Non-Cash Pay Secured Notes (the "Non-Cash Pay Notes", and together with the Senior Secured Notes and the Cash Pay Notes, the "Notes"). All of the Notes are guaranteed as to the payment of principal and interest on the Notes as set forth in Article X of the Indentures referred to below (the “Note Guarantees”) by each of the other entities listed in the Registration Statement as Subsidiary Guarantors (the "Subsidiary Guarantors").  The Notes and the related Note Guarantees were issued pursuant to the Indentures, dated as of October 27, 2010 (the “Indentures”), among the Company, the Co-Issuer, the Subsidiary Guarantors and US Bank, N.A., National Association, as trustee (the “Trustee”) as modified and supplemented by the Joinder Agreements (as defined below).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

In connection with issuing this opinion letter, we have reviewed originals or copies of the following documents:

1.

the Registration Statement;

BOCA RATON DALLAS DENVER FORT LAUDERDALE JACKSONVILLE LAS VEGAS LOS ANGELES MADISON MIAMI NAPLES NEW YORK ORLANDO PALM BEACH SALT LAKE CITY TALLAHASSEE TAMPA TYSONS CORNER WASHINGTON, D.C. PALM BEACH

FriendFinder Networks Inc.

December 16, 2011

2.

the Indentures, including the Note Guarantees contained therein (collectively the "Indentures");

3.

the Joinder Agreements to the Indentures, executed by the Company and Naft News Corporation, dated as of November 12, 2010, the Joinder Agreements to the Indentures, executed by the Company and Playtime Gaming Inc., dated as of November 12, 2010, the Joinder Agreements to the Indentures, executed by the Company and FriendFinder Ventures Inc., dated as of January 4, 2011, the Joinder Agreements to the Indentures, executed by the Company and Argus Payments, Inc., Blue Hen Group Inc., Magnolia Blossom Inc., PerfectMatch Inc. (f/k/a Goldenrod Spear Inc.) and XVHUB Group Inc. (f/k/a Giant Swallowtail Inc.) dated as of June 15, 2011, and the Joinder Agreements to the Indentures, executed by the Company and Flash Jigo Corp., dated as of September 14, 2011, respectively (collectively, the "Joinder Agreements");

4.

the Notes (the "Notes," and collectively with the Indentures and the Joinder Agreements, the "Opinion Documents");

5.

the organizational documents of those subsidiaries of the Company listed on Exhibit "A" to this opinion letter (which subsidiaries of the Company are sometimes collectively referred to herein as the "New York, Delaware and Texas Subsidiaries"), as presently in effect;

6.

certain resolutions adopted by the board of directors or managers, as applicable, of the New York, Delaware and Texas Subsidiaries relating to the registration of the public resale of the Notes, and the original issuance of the Notes and the related Note Guarantees, the Registration Statement and related matters; and

7.

Certificates of Good Standing for each of the New York, Delaware and Texas Subsidiaries issued by the Department of State of the States of New York, Delaware and Texas (the "Certificates of Good Standing").

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the Co-Issuer and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Co-Issuer and the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein. Further, with your consent, we have relied upon, and assumed the accuracy of, the factual statements contained in the Opinion Documents and the Registration Statement.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Opinion Documents; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents (other than each of the

FriendFinder Networks Inc.

December 16, 2011

New York, Delaware and Texas Subsidiaries); (d) the entity power of each party to the Opinion Documents (other than each of the New York, Delaware and Texas Subsidiaries) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than each of the New York, Delaware and Texas Subsidiaries) of each document executed and delivered in connection with the Opinion Documents by such party; (f) that each of the Opinion Documents are a legal, valid and binding obligation of each party, other than the Company, the Co-Issuer and the Subsidiary Guarantors, enforceable against each such party in accordance with its terms; (g) the execution, delivery and performance by each of the parties to the Opinion Documents does not: (i) except with respect to Applicable Law, violate any law, rule or regulation applicable to it, or (ii) except with respect to any documents or agreements filed as an exhibit to the Registration Statement (or any report incorporated by reference into the Registration Statement, result in any conflict with, or breach any agreement or document binding upon it; (h) except with respect to Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company, the Co-Issuer or the Subsidiary Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect and (i) as to matters of fact, the truthfulness of the factual statements made in the Opinion Documents and the Registration Statement and in the certificates of public officials and officers of the Company, the Co-Issuer and the Subsidiary Guarantors.

When used in this opinion letter, the term "Applicable Law" means the New York, Texas, and federal laws, rules and regulations that a New York and Texas counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Co-Issuer, the Subsidiary Guarantors or the Opinion Documents; provided, however, that Applicable Law does not include any law, rule or regulation that is applicable to the Company, the Co-Issuer, the Subsidiary Guarantors or the Opinion Documents solely because such law, rules or regulation is part of a regulatory regime applicable to any party to any Opinion Documents or any of its affiliates due to the specific assets or business of such party or affiliate. Further, "Applicable Law" with respect to the Subsidiary Guarantors organized in the State of Delaware also includes the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.

Each of the New York, Delaware and Texas Subsidiaries is a corporation or limited liability company, as applicable, validly existing and in good standing under their laws of the jurisdiction of their organization;

2.

Each of the New York, Delaware and Texas Subsidiaries had the entity power to execute and deliver the Opinion Documents to which it is a party and has the entity power to perform its respective obligations thereunder;

FriendFinder Networks Inc.

December 16, 2011

3.

Each of the New York, Delaware and Texas Subsidiaries has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate or limited liability company action;

4.

The Indentures have been executed and delivered by each of the New York, Delaware and Texas Subsidiaries;

5.

The Indentures are a legal, valid and binding obligation of the Company, the Co-Issuer and each of the Subsidiary Guarantors, enforceable against each such party in accordance with its terms;

6.

The Notes have been duly authorized and issued and are the legal, valid and binding obligations of the Company and the Co-Issuer, enforceable against the Company and the Co-Issuer in accordance with their terms and entitled to the benefit of the Indentures; and

7.

Each Note Guarantee has been duly authorized and issued and is the legal, valid and binding obligation of the Subsidiary Guarantor which issued such Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms.

Each of our opinions are subject to the following qualifications: (i) our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, or similar laws affecting the rights of creditors’ generally; (ii) our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and regardless of whether such enforceability is considered in a proceeding at law or in equity; and (iii) our opinions are limited to Applicable Law (and we do not express any opinion herein concerning any other laws). However, with respect to opinions 5, 6 and 7, we have, without any investigation on our part, assumed the accuracy, and to the extent necessary in connection with the opinions contained herein, relied upon the opinions dated as of the date hereof furnished to you by Brownstein, Hyatt, Farber Schreck, LLP as to matters of California and Nevada law (the "Local Counsel Opinions"), and our opinions regarding the Company, the Co-Issuer and the Subsidiary Guarantors who are the subject of the Local Counsel Opinions are subject to the same assumptions, qualifications and limitations with respect to matters of California and Nevada law as are expressed in each of the Local Counsel Opinions.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

FriendFinder Networks Inc.

December 16, 2011

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the reference therein to our firm under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN SENTERFITT

/s/ Akerman Senterfitt

EXHIBIT "A"

"NEW YORK, DELAWARE AND TEXAS SUBSIDIARIES"

Name of Subsidiary	State of Organization	Organizational Documents
Argus Payments Inc.	Delaware	-Certificate of Incorporation, dated June 8, 2011 -Bylaws, adopted June 13, 2011
Blue Hen Group Inc.	Delaware	-Certificate of Incorporation, dated June 8, 2011 -Bylaws, adopted June 13, 2011
Flash Jigo Corp.	Delaware	-Certificate of Incorporation, dated January 18, 2011 -Bylaws, dated August 31, 2011
General Media Art Holding, Inc.	Delaware	-Certificate of Incorporation, dated May 8, 1998 -Bylaws
General Media Communications, Inc.	New York

-Certificate of Incorporation of General Media International, Inc., dated June 6, 1988

-Certificate of Amendment of Certificate of Incorporation of General Media International, Inc.,  dated July 28, 1989

-Certificate of Amendment of the Certificate of Incorporation of Penthouse International, Ltd., dated September 28, 1995

-Amended and Restated Bylaws

General Media Entertainment, Inc.	New York

-Certificate of Incorporation of Penthouse Video, Inc., dated June 12, 1990.

-Certificate of Amendment of Certificate of Incorporation of Penthouse Video, Inc., dated September 28, 1995

-Amended and Restated Bylaws

GMCI Internet Operations, Inc.	New York	-Certificate of Incorporation, dated January 10, 2000 -Bylaws
GMI On-Line Ventures, Ltd.	Delaware	-Certificate of Incorporation, dated January 13, 2000 -Bylaws

Name of Subsidiary	State of Organization	Organizational Documents Reviewed

-Certificate of Amendment to the Certificate of Incorporation, dated October 13, 2011 -Bylaws, adopted June 13, 2011
Magnolia Blossom Inc.	Delaware	-Certificate of Incorporation, dated June 8, 2011 -Bylaws, adopted June 13, 2011
PerfectMatch Inc. (f/k/a Goldenrod Spear Inc.)	Delaware	-Certificate of Incorporation, dated June 8, 2011
Penthouse Digital Media Productions Inc.	New York	-Certificate of Incorporation, dated May 9, 2005 -Amended and Restated Bylaws, as of June 2, 2005
Penthouse Images Acquisitions, Ltd.	New York	-Certificate of Incorporation, dated January 3, 1991 -Amended and Restated Bylaws
PMGI Holdings Inc.	Delaware	-Certificate of Incorporation, dated October 25, 2004 -Bylaws, adopted October 26, 2004
Pure Entertainment Telecommunications, Inc.	New York

-Certificate of Incorporation of For Your Ears Only, Ltd., dated May 6, 1983

-Certificate of Amendment of Certificate of Incorporation of For Your Ears Only, Ltd., dated July 24, 1989

-Amended and Restated Bylaws

Snapshot Productions, LLC	Texas	-Articles of Organization, dated April 4, 2002 -Operating Agreement, dated October 25, 2006
XVHUB Group Inc. (f/k/a Giant Swallowtail Inc.)	Delaware	-Certificate of Incorporation, dated June 8, 2011 -Bylaws, adopted June 13, 2011 -Certificate of Amendment of Certificate of Incorporation of Giant Swallowtail Inc., dated November 30, 2011